Exhibit 23.1

Consent of UHY LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 333-XXXXXX) of Vanguard Natural Resources, LLC of our report dated March 31, 2008, except for effect of the restatement discussed in Note 13, as to which the date is May 12, 2008, with respect to the consolidated financial statements of Vanguard Natural Resources, LLC and Subsidiaries as of December 31, 2007 and for the year then ended, which are included in Form 10-K/A for the year ended December 31, 2007.

/s/ UHY LLP

Houston, Texas
July 22, 2008